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                                                                       Exhibit 5



11 October , 2000
APW Ltd.
N22 W23685 Ridgeview Parkway West
Waukesha
Wisconsin 53188-1013
USA

Dear Sirs

APW Ltd. (the "Company")
Registration of Common Stock

We have acted as special legal counsel in Bermuda to the Company in connection with the registration by the Company of an aggregate of 5,000,000 of its common shares of US$0.01 par value (the "Shares") to be issued pursuant to the APW Ltd. Employee Stock Purchase Plan (the "Plan").

For the purposes of giving this opinion, we have examined a facsimile copy dated 11 October, 2000 of a draft Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on 11 October, 2000 under the Securities Act of 1933, as amended (the "Act").

We have also reviewed the memorandum of association and the bye-laws of the Company, a certified copy of resolutions passed at a meeting of its directors held on 17 July, 2000 a written consent of its shareholders 19 July, 2000, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified), (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) full payment for the Shares upon the exercise of the stock options pursuant to the Plan, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (e) the Registration Statement shall have become effective pursuant to the provisions of the Act.
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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that Shares to be registered by the Company as described in the Registration Statement when issued by the Company, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect to the holdings of the Shares).

We hereby consent to the filing of this opinion as exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully
CONYERS DILL & PEARMAN